[  ] Check box if no longer subject to Section 16.
     Form 4 or Form 5 obligation may continue.
     See Instruction 1(b).
     ---

                                     FORM 4

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549





                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
           Section 17(a) of the Public Utility Holding Company Act of
           1935 or Section 30(f) of the Investment Company Act of 1940



-------------------------------------------------------------- --------------------------    ---------------------------------------
1.  Name and Address of Reporting Person*                      2.  Issuer Name and Ticker    6.  Relationship of Reporting Person
                                                                    or Trading Symbol             to Issuer (Check all applicable)
Robson            George                                           DENDRITE INTERNATIONAL,            Director       10% Owner
--------------------------------------------------------------      INC. ("DRTE")                ----             ---
(Last)           (First)          (Middle)                         Nasdaq National Market          X  Officer        Other (specify
                                                                                                 ----             ---        below
                                                                                                 (give title below)
                                                                                                    EXECUTIVE VICE PRESIDENT
-------------------------------------------------------------- --------------------------    --------------------------------------
                                                               3.  IRS Idendtification       4.  Statement for Month/Year
                                                                   Number of Reporting
         300 Caversham Road                                        Person, if an Entity            DECEMBER 2000
--------------------------------------------------------------     (Voluntary)
                  (Street)

Bryn Mawr           PA                      19010              ---------------------------   ---------------------------------------
-------------------------------------------------------------- 5.  If Amendment, Date        7.  Individual or Joint/Group Filing
(City)             (State)                  (Zip)                  of Original (Month/Year)       (Check applicable line)
                                                                                               X  Form filed by one Reporting Person
                                                                                               --
                                                                                                  Form filed by more than one
                                                                                               -- Reporting Person




Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

-------------------------------------------------------------- ----------------------------------- ---------------------------------
1.   Title of Security                                         2. Transaction Date                 3.  Transaction Code
     (Instruction 3)                                              (Month/Day/Year)                     (Instruction 8)
                                                                                                       Code         V
-------------------------------------------------------------- ----------------------------------- ---------------------------------
    Common Stock                                                   12/27/00                             M (1)
-------------------------------------------------------------- ----------------------------------- ---------------------------------
    Common Stock                                                   12/27/00                             S (1)
-------------------------------------------------------------- ----------------------------------- ---------------------------------

-------------------------------------------------------------- ----------------------------------- ---------------------------------




4.   Securities Acquired (A) or Disposed of (D)      5.  Amount of Securities      6.  Ownership Form:    7.  Nature of Indirect
     (Instructions 3, 4 and 5)                           Beneficially Owned at         Direct (D) or          Beneficial Ownership
                                                         End of Month                  Indirect (I)           (Instruction 4)
                                                         (Instructions 3 and 4)        (Instruction 4)
     Amount         (A) or (D)     Price
-----------------------------------------------      ----------------------------  --------------------   -------------------------
    5,000            A (1)         $ 3.9792
-----------------------------------------------      ----------------------------  --------------------   -------------------------
    5,000            D (1)         $21.5625                    35,245                       D
-----------------------------------------------      ----------------------------  --------------------   -------------------------

-----------------------------------------------      ----------------------------  --------------------   -------------------------



    Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
----------------- ------------  ------------ --------------- -------------------- ---------------------- ---------------------
1. Title of       2. Conversion 3. Trans-    4. Transaction  5. Number of         6. Date Exercisable     7. Title and Amount
   Derivative        or            action        Code           Derivative           and Expiration          of Underlying
   Security          Exercise      Date          (Inst. 8)      Securities           Date (Month/Day/        Securities
   (Instruction 3)   Price of      (Month/                      Acquired (A)         Year)                   (Inst. 3 and 4)
                     Derivative    Day/ Year)                   or Disposed of
                     Security                                   (D) (Instructions
                                                                3, 4 and 5)


                                            ------- ------- ---------- --------- ----------- ---------- ----------- ---------
                                             Code      V       (A)       (D)     Date        Expiration  Title      Amt or
                                                                                 Exercisable Date                   # of
                                                                                                                    Shares
----------------- ------------ ------------ ------- ------- ---------- --------- ----------- ---------- ----------- ---------
Options to
purchase                                                                                                   Common
Common Stock (2)    $3.9792       12/27/00    M(2)                       5,000        (2)       5/13/07     Stock       5,000
----------------- ------------ ------------ ------- ------- ---------- --------- ----------- ---------- ----------- ---------

8.  Price of        9. Number of Derivative         10. Ownership Form          11. Nature of Indirect
    Derivative         Securities Beneficially          of Derivative               Beneficial
    Security           Owned at End of Month            Security:  Direct (D)       Ownership
    (Inst.5)           (Inst. 4)                        Indirect (I)                (Inst. 4)
                                                        (Inst. 4)
    ---------------    ---------------                  ---------------------       ---------------

          $0.00              602,400                        D                             --
    ---------------    ---------------                  ---------------------       ---------------

Explanation of Responses:

(1) THE EXERCISE AND SALE IS PURSUANT TO A "10B5-1 STOCK TRADING PLAN" WHICH WAS IMPLEMENTED BY MR. ROBSON IN RESPONSE TO THE RECENT ENACTMENT OF EXCHANGE ACT RULE 10b5-1 BY THE SECURITIES AND EXCHANGE COMMISSION, WHICH PERMITS EMPLOYEES TO ESTABLISH FIXED TRADING PLANS WHEN THEY ARE NOT IN POSSESSION OF MATERIAL NONPUBLIC INFORMATION AND ENABLES AN EMPLOYEE TO SELL SHARES THROUGH A THIRD PARTY BROKER AT SPECIFIED PERIODIC INTERVALS.

 (2) Stock options granted on May 14, 1997. Such options become exercisable as follows: 25% on the first anniversary of the date of grant, and the remaining 75% shall become exercisable pro-rata on a monthly basis over the three years thereafter.




                  GEORGE ROBSON                              01/09/01
              ________________________________________    ________________
                **Signature of Reporting Person                Date


         ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

         Note: File three copies of this Form, one or which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.